UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2017

Emerson Electric Co.

(Exact name of registrant as specified in its charter)

Missouri	1-278	43-0259330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8000 West Florissant Avenue, St. Louis, Missouri 63136
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (314) 553-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2017, Emerson Electric Co. (the “Company”) and Edgar M. Purvis, Jr., Executive Vice President and Chief Operating Officer, agreed he will be retiring from the Company effective December 31, 2017 (the “Retirement Date”). On November 8, 2017, the Company and Mr. Purvis entered into a letter agreement in connection with his retirement.

Under the letter agreement, Mr. Purvis agrees, among other things: (i) not to compete with, or solicit to hire the employees of, the Company or any of its affiliates during a period of five years from his date of resignation; (ii) not to use or disclose any confidential information of the Company; (iii) to reaffirm all existing non-compete, invention, non-disclosure and non-solicitation obligations he has to the Company and (iv) comply with non-disparagement obligations. Mr. Purvis will also release and discharge the Company, its affiliates, and its and their respective directors, officers, employees and agents from any and all claims or liability of whatever nature, and will remain subject to the Company’s clawback policy.

As permitted under the Company’s 2015 Incentive Shares Plan, Mr. Purvis will remain eligible to receive a full payout of any earned award under the 2016 and 2017 performance shares programs, subject to the Company’s achievement of the performance objectives, to be paid at the times provided for under the programs. Pursuant to the Company’s Stock Option Plans, all of Mr. Purvis’ unvested options held as of his Retirement Date will vest, and all vested options will remain exercisable for five years following his Retirement Date, but no longer than the original term of each option. As permitted under the Company’s Incentive Shares Plans, Mr. Purvis’ restricted stock awards will continue to vest according to their terms and be payable on the vesting date of such awards.

Mr. Purvis will be eligible to receive monthly pension benefits earned under the Company’s qualified pension plan, pursuant to the terms and conditions of, and to be paid in the manner and at the times set forth in, such plan. Mr. Purvis was awarded participation in the Company’s non-qualified pension under which he will be eligible at age 65 to receive monthly benefits of approximately $49,000, depending on the form of annuity election and pursuant to the terms and conditions of the plan.

Mr. Purvis will be eligible to receive distributions from the Company’s qualified and non-qualified 401(k) retirement savings plans, as provided under those plans.

If Mr. Purvis violates any of his obligations to the Company under the letter agreement, he will forfeit all payments to be made or benefits provided under the letter agreement, and will repay to the Company, as liquidated damages, one-half of the economic value of all benefits provided to him under the letter agreement prior to the date of breach.

The Company also determined that upon Mr. Purvis’ retirement, Mr. Steven J. Pelch, 53, the Company’s current Executive Vice President-Organization Planning and Development, will succeed Mr. Purvis and be appointed as the Company’s Chief Operating Officer and Executive Vice President Organizational Development. Mr. Pelch was appointed Executive Vice President in November 2016, Senior Vice President in November 2015 and Vice President-Organization Planning and Development in November 2014. Prior to that, Mr. Pelch was Vice President-Organization Planning from October 2012 to November 2014 and Vice President-Planning from October 2005 to October 2012. Mr. Pelch’s base salary was increased from $460,000 to $550,000 in connection with his appointment as Chief Operating Officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	Letter Agreement dated November 8, 2017 entered into between Emerson Electric Co. and Edgar M. Purvis, Jr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date: November 14, 2017	By:	/s/ John G. Shively
John G. Shively Vice President and Assistant Secretary